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                              BERNARD CHAUS, INC.
                                 1410 Broadway
                            New York, New York 10018





                                                              July 22, 1998


Stuart Levy
12 Brittany Road
Montville, New Jersey  07045

Dear Stuart:

                  We are pleased to offer you employment with Bernard Chaus, Inc. (the "Company") commencing during August 1998, on the terms set forth below:

POSITION:                  Chief Financial Officer.

SALARY: $300,000 per year in accordance with the Company's regular payroll practices.

BONUS:                     In the sole discretion of the Board of Directors.

AUTOMOBILE
   ALLOWANCE:              $1,800 per month.

BENEFITS:                  Health insurance and other benefit plans available
                           to officers of the Company generally.

OPTIONS: Options for 40,000 shares of the Company's stock at an exercise price equal to the closing sales price on the New York Stock Exchange on the date of grant, which grant date shall be your employment commencement date; options to vest in equal annual increments of 25% a year over four years. In the event of termination for any reason, other than a change in control, unvested options shall be forfeited and you shall have 30 days from the termination date to exercise vested options. All options shall vest immediately upon a change in control. Your options shall otherwise be subject to the terms of the Company's Stock Option Plan.



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Stuart Levy
July 22, 1998
Page 2

TERMINATION
   BENEFITS:               In the event of termination without cause, including
                           a termination resulting from a change in control, you shall be paid one year's base salary in twelve monthly installments; provided, that such payments shall terminate immediately upon your acceptance of a position as an employee or consultant with another entity and you agree to provide immediate notice to the Company of your acceptance of any such position.

CAUSE: Conviction or guilty plea to a felony; material neglect of duties; continued failure to carry out responsibilities assigned by management or the Board of Directors; commission of fraud, theft against or embezzlement from the Company.

CHANGE IN CONTROL:         The Company shall be merged or consolidated with an
                           unaffiliated entity resulting in a change in a majority of the Board of Directors or the Company shall have sold substantially all of its assets to an unaffiliated entity; the acquisition by any person or group of beneficial ownership (as such terms are defined under Regulation 13D of the rules and regulations adopted under the Securities
                           Exchange Act of 1934, as amended) of more than 30% of the Company's then outstanding common stock resulting in a change in a majority of the Board of Directors.

                  Please indicate your acceptance of the terms of this offer letter by your signature below. We look forward to your joining the Company.


                                                     Sincerely,


                                                     /s/ Josephine Chaus
                                                     --------------------------
                                                         Josephine Chaus

Accepted and agreed to:

/s/ Stuart S. Levy        7/24/98
-----------------------
By: Stuart Levy